WASTE CONNECTIONS REPORTS THIRD QUARTER 2022 RESULTS AND UPDATES FULL YEAR OUTLOOK

-	Increasing solid waste pricing growth, E&P waste activity and acquisition contribution once again drive better than expected quarterly results
-	Revenue of $1.880 billion, up 17.7%
-	Net income(a) of $236.9 million, and adjusted EBITDA(b) of $588.1 million, up 16.3%
-	Adjusted EBITDA(b) margin of 31.3% of revenue, above outlook and up 20 basis points year over year, excluding acquisitions
-	Net income of $0.92 per share, and adjusted net income(b) of $1.10 per share
-	Year to date net cash provided by operating activities of $1.500 billion and adjusted free cash flow(b) of $929.0 million, or 17.4% of revenue
-	Year to date signed or closed acquisitions with approximately $570 million of total annualized revenue
-	Increases regular quarterly dividend by 10.9%

TORONTO, ONTARIO, November 2, 2022 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the third quarter of 2022 and updated its outlook for 2022.

“Strong execution once again provided for better than expected results, driven in the third quarter by continued acceleration of solid waste pricing to 10.1% and higher E&P waste activity, along with acquisitions closed during the period.  Most notably, we overcame 50 basis points in incremental headwinds, primarily from the precipitous decline in recycled commodity values in September, to beat our outlook and expand adjusted EBITDA margin both sequentially and on a year-over-year basis, excluding the dilutive impact from acquisitions completed since the year ago period,” said Worthing F. Jackman, President and Chief Executive Officer.

Mr. Jackman added, “As anticipated, acquisition activity continues to run well above historical levels, with $535 million in annualized revenue closed in 2022 plus an additional $35 million under definitive agreement expected to close by year end or early in 2023.  These transactions include multi-market solid waste franchises in California and Oregon; integrated market expansions in Arizona and Texas; new market entries in Pennsylvania, British Columbia and Quebec; and multiple tuck-ins and market expansions within our recently established footprint in Massachusetts.”

“The strength of our balance sheet, operating performance and free cash flow generation positioned us for another double-digit increase in our quarterly cash dividend, once again demonstrating our capacity for outsized acquisition activity while continuing to fund our differentiated growth strategy and increasing return of capital to shareholders.”

Mr. Jackman concluded, “Our outperformance through the third quarter and acquisitions closed year to date enhance our visibility for expected double-digit revenue growth in 2023, led by pricing expected to remain at elevated levels, plus rollover contribution from acquisitions already signed or closed year to date.  In addition, we expect underlying margin expansion to overcome headwinds from recent decreases in recycled commodity values.”

Q3 2022 Results

Revenue in the third quarter totaled $1.880 billion, up from $1.597 billion in the year ago period.  Operating income was $326.8 million, which included $25.1 million primarily in impairments and other operating items and transaction expenses.  This compares to operating income of $285.1 million in the third quarter of 2021, which included $9.7 million primarily related to transaction expenses and impairments and other operating items.  Net income in the third quarter was $236.9 million, or $0.92 per share on a diluted basis of 257.9 million shares, including a $15.3 million net of tax benefit, or $0.06 per share, primarily as a result of the impact from changes in foreign currency exchange rates on certain debt in the period.  In the year ago period, the Company reported net income of $114.4 million, or $0.44 per share on a diluted basis of 261.1 million shares, including a net of tax loss on debt extinguishment associated with the prepayment of senior notes of $84.2 million or $0.32 per share.

Adjusted net income(b) in the third quarter was $284.9 million, or $1.10 per diluted share, versus $233.1 million, or $0.89 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the third quarter was $588.1 million, as compared to $505.6 million in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Nine Months Year to Date Results

For the nine months ended September 30, 2022, revenue was $5.343 billion, up from $4.527 billion in the year ago period.  Operating income, which included $38.5 million primarily attributable to impairments and other operating items and transaction-related expenses, was $930.2 million, as compared to operating income of $790.3 million in 2021, which included $23.7 million in impairments, fair value changes in equity awards and transaction expenses.

Net income for the nine months ended September 30, 2022 was $641.3 million, or $2.49 per share on a diluted basis of 258.1 million shares, including a $18.9 million net of tax benefit, or $0.07 per share, primarily as a result of the impact from changes in foreign currency exchange rates on certain debt.  In the year ago period, the Company reported net income of $451.7 million, or $1.72 per share on a diluted basis of 261.9 million shares, including a net of tax loss on debt extinguishment associated with the prepayment of senior notes of $84.2 million or $0.32 per share.

Adjusted net income(b) for the nine months ended September 30, 2022 was $755.5 million, or $2.93 per diluted share, compared to $629.5 million, or $2.39 per diluted share, in the year ago period. Adjusted EBITDA(b) for the nine months ended September 30, 2022 was $1.657 billion, as compared to $1.424 billion in the prior year period.

Updated 2022 Outlook

Waste Connections also updated its outlook for 2022, which assumes no change in the current economic environment or underlying economic trends.  The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items.  The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada.  Certain components of the outlook for 2022 are subject to quarterly fluctuations.  See reconciliations in the attached tables.

-	Revenue is estimated to be approximately $7.190 billion, as compared to our previously revised revenue outlook of approximately $7.125 billion.
-	Net income is estimated to be approximately $836.7 million, and adjusted EBITDA(b) is estimated to be approximately $2.210 billion, or about 30.7% of revenue, as compared to our previously revised adjusted EBITDA(b) outlook of $2.190 billion or 30.7% of revenue.
-	Capital expenditures are estimated to be approximately $850 million, in line with our original outlook.
-	Net cash provided by operating activities is estimated to be approximately $1.963 billion, and adjusted free cash flow(b) is estimated at approximately $1.160 billion, or about 16.1% of revenue, as compared to our previously revised adjusted free cash flow(b) outlook of $1.160 billion or 16.3% of revenue.

Environmental, Social and Governance

Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation.  In 2020, the Company introduced long-term, aspirational ESG targets and committed over $500 million for investments to meet or exceed such sustainability targets. These investments primarily focus on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement.  The Company’s 2022 Sustainability Report provides progress updates on its targets and investments towards their achievement, and introduces new emissions reduction targets.  For more information, visit wasteconnections.com/sustainability.

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(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections".

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

Q3 2022 Earnings Conference Call

Waste Connections will be hosting a conference call related to third quarter earnings on November 3rd at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting “News & Events” from the website menu. Alternatively, conference call participants can preregister by clicking here.  Registered participants will receive dial-in instructions and a personalized code for entry to the conference call.  A replay of the conference call will be available until November 10, 2022, by calling 877-344-7529 (within North America) or 412-317-0088 (international) and entering Passcode #5667024.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on November 3rd, providing the Company's fourth quarter 2022 outlook for revenue, price plus volume growth for solid waste, and adjusted EBITDA(b).

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, along with resource recovery primarily through recycling and renewable fuels generation.  The Company serves more than eight million residential, commercial and industrial customers in mostly exclusive and secondary markets across 43 states in the U.S. and six provinces in Canada.  Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S., as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.  For more information, visit Waste Connections at wasteconnections.com.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2022 and 2023 financial results, outlook and related assumptions, and potential acquisition activity. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND NINE months ended SEPTEMBER 30, 2021 and 2022

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended September 30,						Nine months ended September 30,
		2021			2022			2021			2022

Revenues			$1,597,168			$1,879,868			$4,527,042			$5,342,558
Operating expenses:
Cost of operations			946,098			1,120,629			2,673,209			3,198,039
Selling, general and administrative			155,520			186,887			454,885			518,705
Depreciation			171,965			193,287			498,588			562,174
Amortization of intangibles			35,337			38,859			100,237			113,956
Impairments and other operating items			3,104			13,438			9,819			19,467
Operating income			285,144			326,768			790,304			930,217

Interest expense			(40,418)			(51,161)			(124,171)			(137,565)
Interest income			495			1,784			2,342			2,574
Other income, net			3,140			8,487			5,452			2,373
Loss on early extinguishment of debt			(115,288)			-			(115,288)			-
Income before income tax provision			133,073			285,878			558,639			797,599

Income tax provision			(18,419)			(48,753)			(106,578)			(155,899)
Net income			114,654			237,125			452,061			641,700
Less: Net income attributable to noncontrolling interests			(273)			(213)			(325)			(390)
Net income attributable to Waste Connections			$114,381			$236,912			$451,736			$641,310

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$0.44			$0.92			$1.73			$2.49

Diluted			$0.44			$0.92			$1.72			$2.49

Shares used in the per share calculations:
Basic			260,550,774			257,197,010			261,372,827			257,438,756
Diluted			261,145,220			257,891,635			261,879,754			258,060,751

Cash dividends per common share			$0.205			$0.230			$0.615			$0.690

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2021	September 30, 2022
ASSETS
Current assets:
Cash and equivalents	$147,441	$200,179
Accounts receivable, net of allowance for credit losses of $18,480 and $20,512 at December 31, 2021 and September 30, 2022, respectively	709,614	810,932
Prepaid expenses and other current assets	175,722	219,203
Total current assets	1,032,777	1,230,314
Restricted cash	72,174	108,194
Restricted investments	59,014	55,922
Property and equipment, net	5,721,949	6,353,367
Operating lease right-of-use assets	160,567	190,860
Goodwill	6,187,643	6,574,860
Intangible assets, net	1,350,597	1,489,242
Other assets, net	115,203	127,909
Total assets	$14,699,924	$16,130,668
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$392,868	$507,899
Book overdraft	16,721	10,734
Deferred revenue	273,720	306,019
Accrued liabilities	442,596	457,904
Current portion of operating lease liabilities	38,017	34,526
Current portion of contingent consideration	62,804	54,867
Current portion of long-term debt and notes payable	6,020	6,718
Total current liabilities	1,232,746	1,378,667

Long-term portion of debt and notes payable	5,040,500	6,211,971
Long-term portion of operating lease liabilities	129,628	163,848
Long-term portion of contingent consideration	31,504	30,896
Deferred income taxes	850,921	986,252
Other long-term liabilities	421,080	415,664
Total liabilities	7,706,379	9,187,298
Commitments and contingencies
Equity:
Common shares: 260,283,158 shares issued and 260,212,496 shares outstanding at December 31, 2021; 257,183,663 shares issued and 257,118,204 shares outstanding at September 30, 2022	3,693,027	3,271,958
Additional paid-in capital	199,482	229,445
Accumulated other comprehensive income	39,584	(83,476)
Treasury shares: 70,662 and 65,459 shares at December 31, 2021 and September 30, 2022, respectively	-	-
Retained earnings	3,056,845	3,520,446
Total Waste Connections’ equity	6,988,938	6,938,373
Noncontrolling interest in subsidiaries	4,607	4,997
Total equity	6,993,545	6,943,370
	$14,699,924	$16,130,668

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

Nine months ended september 30, 2021 and 2022

(Unaudited)

(in thousands of U.S. dollars)

	Nine months ended September 30,
	2021	2022
Cash flows from operating activities:
Net income	$452,061	$641,700
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	9,302	11,503
Depreciation	498,588	562,174
Amortization of intangibles	100,237	113,956
Loss on early extinguishment of debt	115,288	-
Deferred income taxes, net of acquisitions	(24,282)	91,098
Current period provision for expected credit losses	9,239	11,097
Amortization of debt issuance costs	3,887	3,879
Share-based compensation	42,694	48,395
Interest accretion	12,068	13,218
Payment of contingent consideration recorded in earnings	(520)	(2,982)
Adjustments to contingent consideration	89	(1,030)
Other	(1,286)	(8,412)
Net change in operating assets and liabilities, net of acquisitions	52,596	15,541
Net cash provided by operating activities	1,269,961	1,500,137

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(561,276)	(1,272,910)
Capital expenditures for property and equipment	(479,480)	(618,313)
Proceeds from disposal of assets	10,109	23,341
Other	(4,193)	9,296
Net cash used in investing activities	(1,034,840)	(1,858,586)

Cash flows from financing activities:
Proceeds from long-term debt	1,943,192	3,148,624
Principal payments on notes payable and long-term debt	(1,814,034)	(2,052,412)
Premiums paid on early extinguishment of debt	(110,617)	-
Payment of contingent consideration recorded at acquisition date	(7,998)	(12,114)
Change in book overdraft	(563)	(5,983)
Payments for repurchase of common shares	(305,640)	(424,999)
Payments for cash dividends	(160,754)	(177,710)
Tax withholdings related to net share settlements of equity-based compensation	(18,576)	(17,466)
Debt issuance costs	(17,997)	(11,454)
Proceeds from issuance of shares under employee share purchase plan	1,275	3,271
Proceeds from sale of common shares held in trust	131	660
Net cash provided by (used in) financing activities	(491,581)	450,417

Effect of exchange rate changes on cash, cash equivalents and restricted cash	443	(3,210)

Net increase (decrease) in cash, cash equivalents and restricted cash	(256,017)	88,758
Cash, cash equivalents and restricted cash at beginning of period	714,389	219,615
Cash, cash equivalents and restricted cash at end of period	$458,372	$308,373

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three and nine month periods ended September 30, 2022:

	Three months ended September 30, 2022	Nine months ended September 30, 2022
Core Price	8.3%	7.3%
Surcharges	1.8%	1.4%
Volume	(1.5%)	(0.6%)
Recycling	(1.3%)	0.0%
Foreign Exchange Impact	(0.5%)	(0.3%)
Total	6.8%	7.8%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended September 30, 2021 and 2022:

	Three months ended September 30, 2021
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,137,206	$(3,091)	$1,134,115	71.0%
Solid Waste Disposal and Transfer	553,974	(217,899)	336,075	21.0%
Solid Waste Recycling	55,772	(1,354)	54,418	3.4%
E&P Waste Treatment, Recovery and Disposal	38,519	(3,560)	34,959	2.2%
Intermodal and Other	38,377	(776)	37,601	2.4%
Total	$1,823,848	$(226,680)	$1,597,168	100.0%

	Three months ended September 30, 2022
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,368,491	$(4,296)	$1,364,195	72.6%
Solid Waste Disposal and Transfer	616,900	(245,687)	371,213	19.8%
Solid Waste Recycling	48,246	(2,332)	45,914	2.4%
E&P Waste Treatment, Recovery and Disposal	56,995	(3,978)	53,017	2.8%
Intermodal and Other	47,604	(2,075)	45,529	2.4%
Total	$2,138,236	$(258,368)	$1,879,868	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and nine month periods ended September 30, 2021 and 2022:

	Three months ended September 30,		Nine months ended September 30,
	2021	2022	2021	2022
Acquisitions, net	$51,368	$150,644	$136,035	$402,007

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and nine month periods ended September 30, 2021 and 2022:

	Three months ended September 30,		Nine months ended September 30,
	2021	2022	2021	2022
Cash Interest Paid	$38,685	$42,528	$120,647	$118,541
Cash Taxes Paid	29,411	15,787	90,104	53,599

Debt to Book Capitalization as of September 30, 2022: 47%

Internalization for the three months ended September 30, 2022: 54%

Days Sales Outstanding for the three months ended September 30, 2022: 40 (25 net of deferred revenue)

Share Information for the three months ended September 30, 2022:

Basic shares outstanding	257,197,010
Dilutive effect of equity-based awards	694,625
Diluted shares outstanding	257,891,635

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended September 30,		Nine months ended September 30,
	2021	2022	2021	2022
Net income attributable to Waste Connections	$114,381	$236,912	$451,736	$641,310
Plus: Net income attributable to noncontrolling interests	273	213	325	390
Plus: Income tax provision	18,419	48,753	106,578	155,899
Plus: Interest expense	40,418	51,161	124,171	137,565
Less: Interest income	(495)	(1,784)	(2,342)	(2,574)
Plus: Depreciation and amortization	207,302	232,146	598,825	676,130
Plus: Closure and post-closure accretion	3,544	4,061	10,919	12,148
Plus: Impairments and other operating items	3,104	13,438	9,819	19,467
Less: Other income, net	(3,140)	(8,487)	(5,452)	(2,373)
Plus: Loss on early extinguishment of debt	115,288	-	115,288	-
Adjustments:
Plus: Transaction-related expenses(a)	5,637	10,461	6,220	18,694
Plus: Fair value changes to equity awards(b)	914	1,196	7,638	349
Adjusted EBITDA	$505,645	$588,070	$1,423,725	$1,657,005

As % of revenues	31.7%	31.3%	31.4%	31.0%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry.  Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  Other companies may calculate adjusted free cash flow differently.

	Three months ended September 30,		Nine months ended September 30,
	2021	2022	2021	2022
Net cash provided by operating activities	$421,482	$526,459	$1,269,961	$1,500,137
Less: Change in book overdraft	(373)	(5,929)	(563)	(5,983)
Plus: Proceeds from disposal of assets	2,204	6,447	10,109	23,341
Less: Capital expenditures for property and equipment	(208,089)	(246,885)	(479,480)	(618,313)
Adjustments:
Payment of contingent consideration recorded in earnings(a)	-	2,982	520	2,982
Cash received for divestitures(b)	-	-	-	(5,671)
Transaction-related expenses(c)	25,090	10,461	25,673	37,558
Pre-existing Progressive Waste share-based grants(d)	173	274	317	286
Tax effect(e)	(485)	(3,212)	(699)	(5,377)
Adjusted free cash flow	$240,002	$290,597	$825,838	$928,960

As % of revenues	15.0%	15.5%	18.2%	17.4%

___________________________

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the elimination of cash received in conjunction with the divestiture of certain operations.
(c)	Reflects the addback of acquisition-related transaction costs and the settlement of an acquired tax liability.
(d)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(e)	The aggregate tax effect of footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended September 30,		Nine months ended September 30,
	2021	2022	2021	2022
Reported net income attributable to Waste Connections	$114,381	$236,912	$451,736	$641,310
Adjustments:
Amortization of intangibles(a)	35,337	38,859	100,237	113,956
Impairments and other operating items(b)	3,104	13,438	9,819	19,467
Transaction-related expenses(c)	5,637	10,461	6,220	18,694
Fair value changes to equity awards(d)	914	1,196	7,638	349
Loss on early extinguishment of debt(e)	115,288	-	115,288	-
Tax effect(f)	(41,531)	(15,944)	(61,466)	(38,260)
Adjusted net income attributable to Waste Connections	$233,130	$284,922	$629,472	$755,516
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$0.44	$0.92	$1.72	$2.49
Adjusted net income	$0.89	$1.10	$2.39	$2.93

____________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	Reflects the make-whole premium and related fees associated with the early termination of $1.5 billion in senior notes.
(f)	The aggregate tax effect of the adjustments in footnotes (a) through (e) is calculated based on the applied tax rates for the respective periods.

UPDATED 2022 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

	Updated 2022 Outlook
	August Estimates	Current Estimates	Observation

Net income attributable to Waste Connections	$837,500	$836,700
Plus: Income tax provision (a)	232,973	209,763	Approximate 20% effective rate
Plus: Interest expense, net	180,000	197,000
Plus: Depreciation and Depletion	752,000	758,000	Approximately 10.5% of revenue
Plus: Amortization	152,000	156,000
Plus: Closure and post-closure accretion	16,000	16,400
Plus: Impairments and other operating items (b)	6,028	19,467
Plus: Other income, net (b)	6,114	(2,373)
Adjustments: (b)
Plus: Transaction-related expenses	8,232	18,694
Plus: Fair value changes to equity awards	(847)	349
Adjusted EBITDA	$2,190,000	$2,210,000	Approximately 30.7% of revenue

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(a)	Approximately 20.0% full year effective tax rate, including amounts reported for the nine-month period ended September 30, 2022.
(b)	Reflects amounts reported for the nine-month period ended September 30, 2022, as shown on page 9.

Reconciliation of Adjusted Free Cash Flow:

	Updated 2022 Outlook
	August Estimates	Current Estimates
Net cash provided by operating activities	$1,973,888	$1,962,864
Less: Change in book overdraft (a)	(54)	(5,983)
Plus: Proceeds from disposal of assets (a)	16,894	23,341
Less: Capital expenditures for property and equipment	(850,000)	(850,000)
Adjustments: (a)
Payment of contingent consideration recorded in earnings	-	2,982
Cash received for divestitures	(5,671)	(5,671)
Transaction-related expenses	27,096	37,558
Pre-existing Progressive Waste share-based grants	12	286
Tax effect	(2,165)	(5,377)
Adjusted free cash flow	$1,160,000	$1,160,000

As % of revenues	16.3%	16.1%

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(a)	Reflects amounts reported for the nine-month period ended September 30, 2022, as shown on page 10.